Exhibit 10.10

CONSULTING AND SCIENTIFIC ADVISORY BOARD AGREEMENT

This Consulting and Scientific Advisory Board Agreement (the “Agreement”), made as of this 25th day of July, 2019 (the “Effective Date”), is made between Third Harmonic Bio, Inc., a Delaware corporation (the “Company”), and H. Martin Seidel (“Consultant”).

WITNESSETH

WHEREAS, the Company desires to have the benefit of Consultant’s knowledge and experience in the field of c-Kit inhibitors (collectively, the “Field”), and Consultant desires to provide consulting services to the Company, all as hereinafter provided in this Agreement;

WHEREAS, the Company desires to have Consultant serve as a member of the Company’s Scientific Advisory Board (the “SAB”); and Consultant desires to serve as a member of the SAB; and

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Consultant and SAB Member. The Company hereby retains Consultant as a consultant and as a member of the SAB, and Consultant agrees to serve the Company as a consultant and as a member of the SAB upon the terms and conditions hereinafter set forth.

2. Term. The term of Consultant’s consulting arrangement hereunder shall commence on the Effective Date and shall continue in effect until such time as it may be terminated under Section 5 (such period, the “Consultation Period”).

3. Consultation and SAB Duties.

3.1. During the Consultation Period, Consultant shall (i) consult with and advise the Company or the Company’s designee(s) in his field of expertise and knowledge on matters related to the business, products, research, development and technologies of the Company in the Field, (ii) prepare in advance for, attend (either in person or by telephone) and participate as a member in two (2) SAB meetings per year (when and if scheduled by the Company and while he is a member and is requested to attend), and (iii) provide such additional consulting and advisory services related to the Field as the Company may reasonably request from time to time.

3.2. In connection with the execution of this Agreement, Consultant shall be elected to serve as a director of the Company.

4. Compensation.

4.1. Fees. During the Consultation Period, the Company shall pay to Consultant a fee in cash of $25,000 per year, paid in quarterly installments in arrears, in connection with the performance of services hereunder, including his service as a member of the SAB. The pay for any partial quarter shall be prorated.

4.2. Equity. As additional consideration for the Consultant’s services, in addition to the fee provided for in Section 4.1 hereof, the Company shall grant to the Consultant, subject to the approval of the Company’s Board of Directors and the execution of a restricted stock agreement, a restricted stock award for 172,240 shares of the Company’s common stock (the “Shares”), which shall vest as follows: twenty-five percent (25%) of the Shares on the first anniversary of the Effective Date, and the balance of the Shares in equal quarterly installments of 6.25% of the Shares thereafter until the fourth anniversary of the Effective Date. The Shares shall otherwise be subject to the terms and conditions of the Company’s 2019 Stock Incentive Plan (the “Plan”) and a restricted stock agreement under the Plan, which shall be in a form approved by the Company’s Board of Directors. The Consultant understands and agrees that this additional consideration has been mutually agreed upon by the Company and the Consultant, is fair and reasonable, and is sufficient consideration in exchange for the restrictions set forth in Section 9 of this Agreement.

4.3. Reimbursement of Expenses. The Company shall reimburse Consultant for all reasonable and necessary expenses incurred or paid by Consultant in connection with or related to the performance of his consulting services and attendance at SAB meetings pursuant to this Agreement (the “Expenses”). The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within thirty (30) days after receipt thereof. Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of $500.00 per month without the prior written approval of the Company.

4.4. Benefits. Consultant shall not be entitled to any benefits, coverage or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of the Company.

5. Termination. This Agreement and the Consultation Period may be terminated in the following manner: (a) by either the Company or Consultant upon not less than thirty (30) days prior written notice to the other party; (b) by the Company, immediately upon written notice to Consultant if Consultant has materially breached this Agreement, including without limitation any provision of Section 7 or 9, or threatens to breach any provision of Section 7 or 9; (c) by Consultant, upon ten (10) days’ prior written notice if the Company has materially breached this Agreement and has not cured such breach within such ten (10) day period; or (d) at any time upon the mutual written consent of the parties hereto. In the event of termination, Consultant shall be entitled to payment for services performed and Expenses paid or incurred, subject to the limitation in Section 4.3, prior to the effective date of termination that have not been previously paid. Such payment shall constitute full settlement of any and all claims of the Consultant of every description against the Company. The following provisions shall survive expiration or termination of this Agreement: Section 5 and Sections 7 through 20.

6. Cooperation. Consultant shall use his best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit Consultant to perform Consultant’s obligations hereunder. Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

7. Proprietary Information and Inventions.

7.1. Proprietary Information.

7.1.1. The Consultant acknowledges that Consultant’s relationship with the Company is one of high trust and confidence and that in the course of Consultant’s service to the Company, Consultant will have access to and contact with Proprietary Information (as defined below). Consultant will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of services hereunder) without written approval by an officer of the Company, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by Consultant.

7.1.2. For purposes of this Agreement, “Proprietary Information” shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, trade secret, process, research, report, technical or research data, clinical data, know-how, software, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by Consultant in the course of Consultant’s service as a consultant to the Company.

7.1.3. Consultant’s obligations under this Section 7.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by Consultant or others of the terms of this Section 7.1, (ii) is in Consultant’s possession at the time of disclosure other than as a result of Consultant’s breach of any legal obligation or (iii) is approved for release by written authorization of an officer of the Company. Consultant may disclose Proprietary Information to the extent compelled by applicable law or court order; provided, however, that prior to such disclosure, Consultant shall provide prior written notice to the Company so that the Company may seek a protective order or other appropriate limitation on disclosure as may be available under applicable law, and Consultant shall cooperate fully with the Company in such efforts. In any event, Consultant may disclose only such portion of the Proprietary Information that Consultant is legally required to disclose.

7.1.4. Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by Consultant or others, which shall come into Consultant’s custody or possession, shall be and are the exclusive property of the Company to be used by Consultant only in the performance of Consultant’s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, Consultant shall not retain any such materials or copies thereof or any such tangible property.

7.1.5. Consultant agrees that Consultant’s obligation not to disclose or to use information and materials of the types set forth in Sections 7.1.2 and 7.1.4, and Consultant’s obligation to return materials and tangible property set forth in Sections 7.1.4, extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Consultant.

7.1.6. Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions that are known to Consultant and to take all action necessary to discharge the obligations of the Company under such agreements.

7.2. Inventions.

7.2.1. All inventions, ideas, creations, discoveries, computer programs, works of authorship, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others or under Consultant’s direction and whether during normal business hours or otherwise, (i) during the Consultation Period, in the course of performing services hereunder or otherwise related to the business of the Company, or (ii) during or after the Consultation Period if resulting or directly derived from Proprietary Information (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as Consultant’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Consultant further acknowledges that each original work of authorship which is made by Consultant (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act.

7.2.2. Consultant agrees that if, in the course of performing services hereunder, Consultant incorporates into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest (“Prior Inventions”), (i) Consultant will inform the Company, in writing before incorporating such Prior Inventions into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto.

7.2.3. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

7.2.4. Upon the request of the Company and at the Company’s expense, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. Consultant also hereby waives all claims to moral rights in any Inventions.

7.2.5. Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

8. Independent Contractor Status.

8.1. Consultant shall perform all services under this Agreement as an independent contractor and not as an employee or agent of the Company. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company, or to bind the Company in any manner.

8.2. Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the services, provided that Consultant shall not use any of the following in the performance of the services: (a) any direct or indirect financial support received from any institution or entity, including without limitation any academic or not-for-profit institution with which Consultant may be affiliated (the “Other Entity”) or (b) use any of the space, facilities, materials or other resources of the Other Entity. In performing the services, the amount of time devoted by the Consultant on any given day will be entirely within Consultant’s control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement. Consultant will provide all equipment and supplies required to perform the services. Consultant is not required to attend regular meetings at the Company. However, upon reasonable notice, Consultant shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

8.3. In the performance of the services, Consultant has the authority to control and direct the performance of the details of the services, the Company being interested only in the results obtained. However, the services contemplated by the Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

8.4. Consultant shall not use the Company’s trade names, trademarks, service names or service marks without the prior approval of the Company.

8.5. Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and shall indemnify, defend and hold harmless the Company and its successors and assigns from and against any claim, demand, liability, damage, cost or expense (including without limitation attorneys’ fees, back wages, liquidated damages, penalties or interest) resulting from Consultant’s failure to pay such taxes and associated penalties and payments.

9. No Conflict of Interest: Nonsolicitation: Exclusive Commitment.

9.1. Consultant retains the right to contract with other companies or entities for Consultant’s consulting services without restriction; provided, however, that Consultant represents and warrants to the Company that, as of the Effective Date, he is not a party to any agreement or arrangement which would constitute a conflict of interest or that would conflict with the terms of this Agreement, or would prevent him from carrying out his obligations to the Company under this Agreement, and during the Consultation Period, Consultant shall not enter into such an agreement or arrangement without first notifying the Company. If Consultant fails to notify the Company of such an agreement or arrangement within fifteen (15) days of the effectiveness thereof, the Company shall have the right to terminate this Agreement immediately pursuant to Section 5.

9.2. Consultant further agrees that for the duration of the Consultation Period and for six (6) months thereafter, Consultant shall not, either alone or in association with others, (i) solicit, or permit any organization directly or indirectly controlled by Consultant to solicit, any employee of the Company to leave the employ of the Company or any consultant to the Company to cease providing services to the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Consultant to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of the Consultation Period; provided that this Section 9.2 shall not apply to any individual whose employment with the Company has been terminated for a period of six (6) months or longer. For the avoidance of doubt, this Section 9.2 shall not apply to (i) general advertising or solicitation not specifically targeted at the Company, its employees, independent contractors or consultants, (ii) Consultant serving as a reference, upon request, for any employee, independent contractor or consultant of the Company, and (iii) actions taken by any person or entity with which Consultant is associated if Consultant is not personally involved in any manner in the hiring, recruitment, solicitation or engagement of any such individual (including but not limited to identifying any such individual for hiring, recruitment, solicitation or engagement).

9.3. Consultant understands the confidential nature of the Proprietary Information he/she will acquire or develop in performing services under this Agreement, including while serving on the SAB. Consultant acknowledges that if such Proprietary Information were revealed to competitors of the Company, then such disclosure could cause substantial damage to the Company. Therefore, for the duration of the Restricted Period, Consultant shall consult exclusively with the Company in the Field and shall not, in the Applicable Territory, engage, or assist others in engaging, in any business, enterprise or activities (whether as owner, partner, officer, director, employee, consultant, member ofa scientific advisory board for (or other board, committee or organization), investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business or activities in the Field, including but not limited to any business or enterprise that researches, develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service researched, developed, manufactured, marketed, licensed, sold or provided, or planned to be researched, developed, manufactured, marketed, licensed, sold or provided, by the Company while the Consultant was providing services hereunder (a “Competitive Company”), if the Consultant would be performing a job or job duties or services for the Competitive Company that is or are similar to the job or job duties or services that the Consultant performed for the Company at any time during the last one (1) year of the Consultant’s engagement with the Company.

9.4. Solely for purposes of this Section 9, the following definitions shall apply:

9.4.1. the “Restricted Period” shall include the duration of Consultant’s engagement with the Company and the six (6) month period thereafter. Notwithstanding the foregoing, the Restricted Period shall end immediately upon the last day of Consultant’s engagement with the Company if the Company terminates Consultant’s engagement other than for Cause (as defined below).

9.4.2. “Applicable Territory” shall mean the geographic areas in the United States in which the Company conducts its business, including research, development, and/or sales, or has plans as of Consultant’s termination date to conduct its business, including research, development, and/or sales (it being understood and agreed that Consultant’s work for the Company will materially influence the Company’s business throughout the Applicable Territory).

9.4.3. “Cause” shall mean any of: (a) Consultant’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude, or any felony; or (b) a good faith finding by the Company in its sole discretion that Consultant has (i) engaged in dishonesty, misconduct or gross negligence; (ii) committed an act that injures or would reasonably be expected to injure the reputation, business or business relationships of the Company; (iii) breached the terms of this Agreement or any other restrictive covenant or confidentiality agreement with or policy of the Company; (iv) failed or refused to comply with any of the Company’s policies or procedures applicable to Consultant; or (v) failed to perform Consultant’s duties and/or responsibilities to the Company’s satisfaction.

10. Other Agreements: Warranty.

10.1. Consultant hereby represents that, except as Consultant has disclosed in writing to the Company, Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Consultant’s consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. Consultant further represents that Consultant’s performance of all the terms of this Agreement and the performance of the services as a consultant of the Company do not and will not breach any agreement with any third party to which Consultant is a party (including, without limitation, any nondisclosure or non-competition agreement), and that Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

10.2. Consultant hereby represents, warrants and covenants that Consultant (a) has the skills and experience necessary to perform the services hereunder, (b) will perform such services in a professional, competent and timely manner, (c) will render such services in compliance with all applicable laws, rules and regulations, including but not limited to the U.S. Food, Drug and Cosmetic Act, as amended from time to time and (d) has not been debarred and is not under consideration to be debarred by the U.S. Food and Drug Administration from working in or providing consulting services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992. Further, Consultant hereby represents, warrants and covenants that Consultant has the power to enter into this Agreement and that Consultant’s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws. If Consultant is a faculty member at or employee of a university or hospital or of another company (“Institution”), Consultant represents, warrants and covenants that, pursuant to such Institution’s policies concerning professional consulting and additional workload, Consultant is permitted to enter into this Agreement. If Consultant is required to disclose this Agreement to such Institution, Consultant has made such disclosure.

11. Publicity. Consultant consents to the use by the Company of his name, biographical information and likeness on its website, in its written materials, and in its oral presentations, provided that such website, materials or presentations accurately describe Consultant and the nature of Consultant’s relationship with or contribution to the Company.

12. Remedies. Consultant acknowledges that any breach of the prov1s1ons of Sections 7 or 9 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. Consultant agrees, therefore, that, in addition to any other remedy the Company may have, the Company shall be entitled to enforce the specific performance of this Agreement by Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

13. Notices. All notices required or permitted under this Agreement shall be in writing delivered by a recognized national overnight courier, personal delivery or facsimile transmission to the address or fax number set forth beneath a party’s signature below (or such other address as a party shall designate to the other) and shall be deemed effective upon receipt. The parties shall designate any new address and facsimile numbers in written notices from time to time.

14. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings (including any prior consulting agreement, if applicable), whether written or oral, relating to the subject matter of this Agreement.

16. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Consultant.

17. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

18. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Consultant are personal and shall not be assigned by him.

19. Acknowledgments. The Consultant acknowledges that he or she has the right to consult with counsel prior to signing this Agreement. The Consultant further acknowledges that he was provided this Agreement by the earlier of the date of (i) a formal offer of engagement, and (ii) ten (10) business days prior to the Consultant’s commencement of engagement with the Company.

20. Interpretation. If any restriction set forth in Section 7 or Section 9 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

21. Miscellaneous.

21.1. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

21.2. The captions of the articles and sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TIDRD HARMONIC BIO, INC.

By:	/s/ Michael Gladstone
Name: Michael Gladstone
Title: Chief Executive Officer

CONSULTANT

By:	/s/ H. Martin Seidel
Name: H. Martin Seidel

Address: